Exhibit 99.1

Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	August 1, 2019

TELEFLEX REPORTS SECOND QUARTER 2019 RESULTS

Second Quarter Revenues from Continuing Operations of $652.5 million, up 7% versus Prior Year Period; up 9.6% on a Constant Currency Basis
Second Quarter GAAP Diluted EPS from Continuing Operations of $1.77, Compared to ($0.06) in the Prior Year Period
Second Quarter Adjusted Diluted EPS from Continuing Operations of $2.66, up 7.7% Versus Prior Year Period
Increased 2019 Guidance Range for GAAP Revenue Growth from a Range of Between 5% and 6% to a Range of Between 6% and 6.5%
Increased 2019 Guidance Range for Constant Currency Revenue Growth from a Range of Between 6% and 7% to a Range of Between 7.5% and 8%
Increased 2019 Guidance Range for GAAP Diluted EPS from Continuing Operations from a range of between $6.72 and $6.84 to a range of between $6.82 and $6.94
Reaffirmed 2019 Guidance Range for Adjusted Diluted EPS from Continuing Operations of between $10.90 and $11.10

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the second quarter ended June 30, 2019.

Second quarter 2019 net revenues were $652.5 million, an increase of 7% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2019 net revenues increased 9.6% over the year ago period.

Second quarter 2019 GAAP earnings per share from continuing operations were $1.77, compared to GAAP earnings per share of ($0.06) in the prior year period. Second quarter 2019 adjusted diluted earnings per share from continuing operations increased 7.7% to $2.66, compared to $2.47 in the prior year period.

Liam Kelly, President and Chief Executive Officer, said, “In the second quarter of 2019 we accelerated our growth rate from the first quarter, delivering 9.6% constant currency revenue growth. We continue to see strength across nearly every global product category, with Interventional Urology, Vascular Access, Surgical, and Interventional each producing strong results. Based on the momentum we've generated during the first six months of the year, as well as our outlook for the remainder of the year, we are increasing our full year constant currency revenue growth guidance from a range of between 6% and 7%, to a range of between 7.5% and 8%."

Mr. Kelly continued, "The increase in our constant currency revenue growth expectations are due to a multitude of Teleflex products, including increased expectations for our Interventional Urology products, as UroLift continues to generate robust physician adoption, generating $67.9 million in second quarter revenues, up 42.7% on a constant currency basis compared to the prior year period. Based on its strong performance in the first half of the year, we are increasing our UroLift full year 2019 revenue growth guidance from approximately 30% to approximately 35%."

Mr. Kelly concluded, "In addition to strong second quarter top-line performance, second quarter adjusted diluted earnings per share increased 7.7%. Finally, despite worsening headwinds from foreign currency exchange rate volatility as compared to our initial expectations, we are reaffirming our full year adjusted diluted earnings per share guidance range of between $10.90 and $11.10."

NET REVENUE BY SEGMENT

The following table provides information regarding net revenues in each of the Company's reportable operating segments for the three and six months ended June 30, 2019 and July 1, 2018 on both a GAAP and constant currency basis. The discussion below the table of the principal factors behind changes in net revenues for the three months ended June 30, 2019 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Currency Impact" column of the table.

	Three Months Ended		% Increase / (Decrease)
	June 30, 2019	July 1, 2018	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$373.8	$331.5	12.8%	(0.3)%	13.1%
EMEA	147.1	153.4	(4.2)%	(6.1)%	1.9%
Asia	75.2	72.4	3.9%	(6.1)%	10.0%
OEM	56.4	52.6	7.3%	(1.2)%	8.5%
Total	$652.5	$609.9	7.0%	(2.6)%	9.6%

	Six Months Ended		% Increase / (Decrease)
	June 30, 2019	July 1, 2018	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$717.8	$654.8	9.6%	(0.3)%	9.9%
EMEA	301.6	313.3	(3.7)%	(6.9)%	3.2%
Asia	136.0	130.6	4.1%	(6.3)%	10.4%
OEM	110.7	98.4	12.4%	(1.5)%	13.9%
Total	$1,266.1	$1,197.1	5.8%	(2.8)%	8.6%

Americas second quarter 2019 net revenues were $373.8 million, an increase of 12.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2019 net revenues increased 13.1% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products.

EMEA second quarter 2019 net revenues were $147.1 million, a decrease of 4.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2019 net revenues increased 1.9% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in new product sales and revenues generated by acquired businesses.

Asia second quarter 2019 net revenues were $75.2 million, an increase of 3.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2019 net revenues increased 10.0% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products, an increase in new product sales, and revenue generated by an acquired business.

OEM second quarter 2019 net revenues were $56.4 million, an increase of 7.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2019 net revenues increased 8.5% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products.

NET REVENUE BY GLOBAL PRODUCT CATEGORY

The following table and commentary provides information regarding net revenues in each of the Company's global product categories for the three and six months ended June 30, 2019 and July 1, 2018 on both a GAAP and constant currency basis.

	Three Months Ended		% Increase / (Decrease)
	June 30, 2019	July 1, 2018	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$153.6	$140.2	9.6%	(2.4)%	12.0%
Interventional	104.8	98.2	6.7%	(2.1)%	8.8%
Anesthesia	85.7	89.3	(4.0)%	(3.1)%	(0.9)%
Surgical	95.6	90.5	5.6%	(3.4)%	9.0%
Interventional Urology	67.9	47.7	42.5%	(0.2)%	42.7%
OEM	56.4	52.6	7.3%	(1.2)%	8.5%
Other	88.4	91.4	(3.3)%	(3.6)%	0.3%
Total	$652.5	$609.9	7.0%	(2.6)%	9.6%

	Six Months Ended		% Increase / (Decrease)
	June 30, 2019	July 1, 2018	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$297.5	$284.2	4.7%	(2.5)%	7.2%
Interventional	208.0	188.3	10.4%	(2.4)%	12.8%
Anesthesia	166.0	174.2	(4.7)%	(3.5)%	(1.2)%
Surgical	182.3	176.1	3.5%	(3.5)%	7.0%
Interventional Urology	127.7	90.0	41.9%	(0.2)%	42.1%
OEM	110.7	98.4	12.4%	(1.5)%	13.9%
Other	174.0	185.8	(6.4)%	(4.0)%	(2.4)%
Total	$1,266.1	$1,197.1	5.8%	(2.8)%	8.6%

Second quarter 2019 net revenues from sales of Vascular Access products were $153.6 million, an increase of 9.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2019 net revenues increased 12% compared to the prior year period.

Second quarter 2019 net revenues from sales of Interventional products were $104.8 million, an increase of 6.7% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2019 net revenues increased 8.8% compared to the prior year period.

Second quarter 2019 net revenues from sales of Anesthesia products were $85.7 million, a decrease of 4.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2019 net revenues decreased 0.9% compared to the prior year period.

Second quarter 2019 net revenues from sales of Surgical products were $95.6 million, an increase of 5.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2019 net revenues increased 9% compared to the prior year period.

Second quarter 2019 net revenues from sales of Interventional Urology products were $67.9 million, an increase of 42.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2019 net revenues increased 42.7% compared to the prior year period.

Second quarter 2019 net revenues from sales of OEM products were $56.4 million, an increase of 7.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2019 net revenues increased 8.5% compared to the prior year period.

Second quarter 2019 net revenues from sales of other products were $88.4 million, a decrease of 3.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2019 net revenues increased 0.3% compared to the prior year period.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the first six months of 2019 totaled $109.5 million compared to $106.9 million for the prior year period.

Cash and cash equivalents at June 30, 2019 were $303.9 million compared to $357.2 million at December 31, 2018.

Net accounts receivable at June 30, 2019 were $382.1 million compared to $366.3 million at December 31, 2018.

Net inventories at June 30, 2019 were $461.3 million compared to $427.8 million at December 31, 2018.

2019 OUTLOOK

The Company raised its full year 2019 revenue guidance range from an increase of between 5% and 6% over the prior year on a GAAP basis, to a range of between 6% and 6.5% over the prior year on a GAAP basis. The Company increased its estimate of the unfavorable impact of foreign currency exchange rate fluctuations on full year 2019 revenues from approximately 1% to approximately 1.5%. The Company raised its full year 2019 revenue guidance on a constant currency basis from a range of between 6% and 7%, to a range of between 7.5% and 8%.

The Company raised its full year 2019 GAAP diluted earnings per share from continuing operations guidance from a range of between $6.72 and $6.84 to a range of between $6.82 and $6.94. The Company reaffirmed adjusted diluted earnings per share from continuing operations to be between $10.90 and $11.10 for full year 2019, representing an increase of between 10.1% and 12.1% over 2018, and reflecting our estimate of an approximately 3.5% negative impact from foreign currency exchange rate fluctuations.

Forecasted 2019 Constant Currency Revenue Growth Reconciliation

	Low	High

Forecasted 2019 GAAP revenue growth	6.0%	6.5%

Estimated impact of foreign currency exchange rate fluctuations	(1.5)%	(1.5)%

Forecasted 2019 constant currency revenue growth	7.5%	8.0%

Forecasted 2019 Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Low	High

Forecasted GAAP diluted earnings per share from continuing operations	$6.82	$6.94

Restructuring, restructuring related and impairment items, net of tax	$0.83	$0.86

Acquisition, integration and divestiture related items, net of tax	$0.80	$0.82

Other items, net of tax	$0.11	$0.12

Intangible amortization expense, net of tax	$2.58	$2.60

Tax adjustments	($0.24)	($0.24)

Forecasted adjusted diluted earnings per share from continuing operations	$10.90	$11.10

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the Company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until August 6, 2019 at 11:00pm (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 8346258.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: constant currency revenue growth and adjusted diluted earnings per share. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “Net Revenue by Segment." Tables reconciling historical adjusted diluted earnings per share from continuing operations to historical GAAP diluted earnings per share from continuing operations are set forth below. Tables reconciling forecasted 2019 constant currency revenue growth and forecasted 2019 adjusted earnings per share from continuing operations to their respective most directly comparable forecasted GAAP measures, which are forecasted 2019 GAAP revenue growth and forecasted 2019 GAAP diluted earnings per share from continuing operations, respectively, are set forth above under “2019 Outlook.”

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with the restructuring program.  Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. Impairment charges occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions.  These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with loan facilities that ultimately were not utilized. Divestiture related activities involve specific business or asset sales.  Depending primarily on the terms of a divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. See footnote C to the reconciliation tables set forth below.

European medical device regulation - The European Union (“EU”) has adopted the EU Medical Device Regulation (“MDR”), which replaces the existing Medical Devices Directive (“MDD”) and imposes more stringent requirements for the marketing and sale of medical devices in the EU, including requirements affecting clinical evaluations, quality systems and post-market surveillance.  Manufacturers of currently marketed medical devices will have until May 2020 to meet the MDR requirements, although certain devices that previously satisfied MDD requirements can continue to be placed on the EU market until May 2024, subject to certain limitations.  Significantly, the MDR will require the re-registration of previously approved medical devices.  As a result, Teleflex will incur expenditures in connection with the new registration of medical devices that previously had been registered under the MDD. Therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters (in contrast, no adjustment has been made to exclude expenditures related to the registration of medical devices that were not registered previously under the MDD).

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - June 30, 2019
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$279.6	$236.2	$27.6	$1.7	$3.8	$83.3	$1.77
Adjustments
Restructuring, restructuring related and impairment items (A)	3.6	0.0	0.0	1.7	1.5	3.9	$0.08
Acquisition, integration and divestiture related items (B)	—	12.6	—	—	0.0	12.6	$0.27
Other items (C)	—	1.4	—	—	0.3	1.0	$0.02
MDR (D)	—	—	0.3	—	—	0.3	$0.01
Intangible amortization expense	—	37.4	0.1	—	7.7	29.8	$0.63
Tax adjustments	—	—	—	—	6.0	(6.0)	(0.13)
Adjusted basis	$275.9	$184.8	$27.1	—	$19.3	$125.0	$2.66

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - July 1, 2018
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$265.1	$229.9	$26.0	$55.4	$9.6	($2.6)	($0.06)	45,581
Adjustments
Restructuring, restructuring related and impairment items (A)	3.6	—	0.1	55.4	1.1	57.8	$1.24	—
Acquisition, integration and divestiture related items (B)	0.4	26.9	0.2	—	(0.2)	27.6	$0.59	—
Other items (C)	(0.4)	2.1	—	—	(0.0)	1.7	$0.04	—
Anti-dilutive effect on EPS (E)	—	—	—	—	—	—	$0.00	1,219
Intangible amortization expense	—	37.1	0.1	—	6.7	30.5	$0.65	—
Tax adjustments	—	—	—	—	(0.4)	0.4	$0.01	—
Adjusted basis	$261.5	$163.9	$25.7	—	$16.8	$115.5	$2.47	46,800

(A)
Restructuring, restructuring related and impairment items - For the three months ended June 30, 2019 pre-tax restructuring charges reflected a net restructuring credit of $2.2 million, primarily related to changes in estimates with respect to termination benefits. Pre-tax restructuring related charges were $3.7 million, and pre-tax impairment charges were $3.9 million. For the three months ended July 1, 2018, pre-tax restructuring charges were $53.5 million, pre-tax restructuring related charges were $3.6 million, and pre-tax impairment charges were $1.9 million.

(B)
Acquisition, integration and divestiture related items - For the three months ended June 30, 2019 and July 1, 2018, these charges primarily related to contingent consideration liabilities and our acquisition of NeoTract.

(C)
Other items - For the three months ended June 30, 2019, other items included debt modification expenses, and relabeling costs.  For the three months ended July 1, 2018, these items included the reversal of previously recognized income due to distributor acquisitions related to Vascular Solutions and relabeling costs. In addition, the items related to the three months ended July 1, 2018 included a charge we incurred as a result of our continuing evaluation of the impact of the Tax Cuts and Jobs Act ("TCJA") on our consolidated operations. During the second quarter of 2018, we identified provisions of the TCJA that could have adverse consequences due to our organization structure. We implemented certain changes in our organization structure (with, pursuant to tax law, retroactive impact back to 2017), and as a result of which we incurred a $1.9 million net worth tax in a foreign jurisdiction with respect to the 2017 tax year. Because the decision to make the change resulting in the net worth tax occurred in the second quarter of 2018, and as permitted under GAAP, we recorded the net worth tax charge in 2018, and the adjustment eliminating the charge is included in the table above among "Other Items" for the 2018 period.

(D)	MDR - For the three months ended June 30, 2019, these costs are associated with our initiatives to comply with the European Medical Device Regulation initiatives.

(E)
Anti-dilutive effect on EPS - We recorded a GAAP net loss in the second quarter 2018. Because any increase in the weighted average number of shares would decrease the loss per share and would therefore be antidilutive, the same weighted average number of shares was utilized to calculate both GAAP loss per share and GAAP diluted loss per share. However, on an adjusted basis, we realized net income. Therefore, in calculating adjusted earnings per share, we increased the weighted average number of shares outstanding to include dilutive securities.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Six Months Ended - June 30, 2019
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain)/Loss on sale of businesses & assets	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$548.4	$463.9	$54.7	$19.1	($2.7)	$14.8	$125.2	$2.67
Adjustments
Restructuring, restructuring related and impairment items (A)	6.7	0.0	0.0	19.1	—	3.4	22.4	$0.48
Acquisition, integration and divestiture related items (B)	—	26.2	—	—	(2.7)	(1.9)	25.3	$0.54
Other items (C)	—	2.4	—	—	—	0.6	1.8	$0.04
MDR (D)	—	—	0.6	—	—	—	0.6	$0.01
Intangible amortization expense	—	75.1	0.2	—	—	15.4	59.9	$1.27
Tax adjustments	—	—	—	—	—	5.3	(5.3)	($0.11)
Adjusted basis	$541.8	$360.2	$53.9	—	—	$37.6	$230.0	$4.90

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Six Months Ended - July 1, 2018
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$521.0	$445.3	$52.0	$58.4	$15.8	$52.4	$1.12
Adjustments
Restructuring, restructuring related and impairment items (A)	5.5	0.1	0.1	58.4	1.8	62.3	$1.33
Acquisition, integration and divestiture related items (B)	0.7	38.4	0.4	—	0.4	39.1	$0.84
Other items (C)	(1.3)	2.2	—	—	(0.1)	1.0	$0.02
Intangible amortization expense	—	74.8	0.2	—	14.2	60.8	$1.30
Tax adjustments	—	—	—	—	(0.6)	0.6	$0.01
Adjusted basis	$516.2	$329.8	$51.3	—	$31.5	$216.1	$4.62

(A)
Restructuring, restructuring related and impairment items - For the six months ended June 30, 2019 pre-tax restructuring charges were $12.2 million, pre-tax restructuring related charges were $6.7 million, and pre-tax impairment charges were $6.9 million. For the six months ended July 1, 2018, pre-tax restructuring charges were $56.6 million, pre-tax restructuring related charges were $5.7 million, and pre-tax impairment charges were $1.9 million.

(B)
Acquisition, integration and divestiture related items - For the six months ended June 30, 2019, these charges primarily related to contingent consideration liabilities and our acquisition of Essential Medical, somewhat offset by the gain on sale of a divested business. For the six months ended July 1, 2018, these charges primarily related to contingent consideration liabilities and our acquisition of NeoTract.  There were no divestiture related activities for the six months ended July 1, 2018.

(C)
Other items - For the six months ended June 30, 2019, other items included debt modification expenses, expenses associated with a franchise tax audit, and relabeling costs. Other items for the six months ended July 1, 2018 included the reversal of previously recognized income due to distributor acquisitions related to Vascular Solutions and relabeling costs. In addition, these items included a charge we incurred as a result of our continuing evaluation of the impact of the Tax Cuts and Jobs Act ("TCJA") on our consolidated operations. During the second quarter of 2018, we identified provisions of the TCJA that could have adverse consequences due to our organization structure. We implemented certain changes in our organization structure (with, pursuant to tax law, retroactive impact back to 2017), and as a result of which we incurred a $1.9 million net worth tax in a foreign jurisdiction with respect to the 2017 tax year. Because the decision to make the change resulting in the net worth tax occurred in the second quarter of 2018, and as permitted under GAAP, we recorded the net worth tax charge in 2018, and the adjustment eliminating the charge is included in the table above among "Other Items" for the 2018 period.

(D)
MDR - For the six months ended June 30, 2019, these costs are associated with our initiatives to comply with the European Medical Device Regulation initiatives. The costs associated with the European Medical Device Regulation initiative include $0.3 million that were a component of the "Other items" line item in the reconciliation table for the three months ended March 31, 2019 included in our first quarter 2019 earnings release.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular access, interventional cardiology and radiology, anesthesia, emergency medicine, surgical, urology and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.
Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch®, UroLift®, and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2019 UroLift revenue growth; forecasted 2019 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share; and our estimates regarding the projected impact of foreign currency exchange rate fluctuations on our 2019 financial results. Actual results could differ materially from those in the forward-looking statements due to, among other things, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to provide products to our customers, which may be due to, among other things, events that impact key distributors; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring plans and programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend, replace or repeal the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of enacted tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, sovereign debt issues and the impact of the United Kingdom's pending departure from the European Union, commonly known as "Brexit"; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
	(Dollars and shares in thousands, except per share)
Net revenues	$652,507	$609,866	$1,266,091	$1,197,096
Cost of goods sold	279,583	265,088	548,425	521,048
Gross profit	372,924	344,778	717,666	676,048
Selling, general and administrative expenses	236,186	229,917	463,879	445,254
Research and development expenses	27,595	26,018	54,745	52,045
Restructuring and impairment charges	1,685	55,353	19,080	58,416
Gain on sale of assets	—	—	(2,739)	—
Income from continuing operations before interest and taxes	107,458	33,490	182,701	120,333
Interest expense	20,758	26,649	43,450	52,592
Interest income	(472)	(183)	(811)	(456)
Income from continuing operations before taxes	87,172	7,024	140,062	68,197
Taxes on income from continuing operations	3,844	9,576	14,816	15,818
Income (loss) from continuing operations	83,328	(2,552)	125,246	52,379
Operating income (loss) from discontinued operations	61	94	(1,282)	1,329
Tax (benefit) on income (loss) from discontinued operations	14	38	(308)	20
Income (loss) from discontinued operations	47	56	(974)	1,309
Net income (loss)	$83,375	$(2,496)	$124,272	$53,688
Earnings per share:
Basic:
Income (loss) from continuing operations	$1.80	$(0.06)	$2.72	$1.15
Income (loss) from discontinued operations	0.01	0.01	(0.02)	0.03
Net income (loss)	$1.81	$(0.05)	$2.70	$1.18
Diluted:
Income (loss) from continuing operations	$1.77	$(0.06)	$2.67	$1.12
Income (loss) from discontinued operations	—	0.01	(0.03)	0.03
Net income (loss)	$1.77	$(0.05)	$2.64	$1.15
Weighted average common shares outstanding
Basic	46,172	45,581	46,111	45,455
Diluted	47,036	45,581	46,989	46,771

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2019	December 31, 2018
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$303,896	$357,161
Accounts receivable, net	382,142	366,286
Inventories, net	461,320	427,778
Prepaid expenses and other current assets	78,477	72,481
Prepaid taxes	19,306	12,463
Total current assets	1,245,141	1,236,169
Property, plant and equipment, net	425,475	432,766
Operating lease assets	107,543	—
Goodwill	2,250,219	2,246,579
Intangible assets, net	2,242,267	2,325,052
Deferred tax assets	3,056	2,446
Other assets	40,709	34,979
Total assets	$6,314,410	$6,277,991
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$50,000	$86,625
Accounts payable	108,059	106,709
Accrued expenses	87,698	97,551
Current portion of contingent consideration	119,706	136,877
Payroll and benefit-related liabilities	88,888	104,670
Accrued interest	6,009	6,031
Income taxes payable	4,448	5,943
Other current liabilities	29,084	38,050
Total current liabilities	493,892	582,456
Long-term borrowings	2,081,372	2,072,200
Deferred tax liabilities	604,856	608,221
Pension and postretirement benefit liabilities	86,149	92,914
Noncurrent liability for uncertain tax positions	11,029	10,718
Noncurrent contingent consideration	71,965	167,370
Noncurrent operating lease liabilities	96,502	—
Other liabilities	203,801	204,134
Total liabilities	3,649,566	3,738,013
Commitments and contingencies
Total shareholders' equity	2,664,844	2,539,978
Total liabilities and shareholders' equity	$6,314,410	$6,277,991

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30, 2019	July 1, 2018
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$124,272	$53,688
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	974	(1,309)
Depreciation expense	31,966	29,527
Amortization expense of intangible assets	75,285	75,008
Amortization expense of deferred financing costs and debt discount	2,249	2,368
Gain on sale of assets	(2,739)	—
Changes in contingent consideration	25,456	34,618
Impairment of long-lived assets	6,911	1,865
Stock-based compensation	12,700	10,737
Deferred income taxes, net	(5,495)	4,821
Payments for contingent consideration	(26,092)	—
Other	(4,527)	(3,669)
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(19,747)	(15,886)
Inventories	(33,970)	(15,017)
Prepaid expenses and other assets	(6,381)	(3,611)
Accounts payable, accrued expenses and other liabilities	(6,231)	38,112
Income taxes receivable and payable, net	(17,347)	(29,668)
Net cash provided by operating activities from continuing operations	157,284	181,584
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(56,107)	(38,004)
Proceeds from sale of assets	1,178	—
Payments for businesses and intangibles acquired, net of cash acquired	(1,025)	(22,450)
Net interest proceeds on swaps designated as net investment hedges	8,330	—
Net cash used in investing activities from continuing operations	(47,624)	(60,454)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	25,000	—
Reduction in borrowings	(52,500)	(18,500)
Debt extinguishment, issuance and amendment fees	(4,703)	(188)
Net proceeds from share based compensation plans and the related tax impacts	7,829	9,800
Payments for contingent consideration	(111,928)	(62,574)
Dividends paid	(31,347)	(30,938)
Net cash used in financing activities from continuing operations	(167,649)	(102,400)
Cash flows from discontinued operations:
Net cash provided by (used in) operating activities	2,799	(464)
Net cash provided by (used in) discontinued operations	2,799	(464)
Effect of exchange rate changes on cash and cash equivalents	1,925	(5,520)
Net (decrease) increase in cash and cash equivalents	(53,265)	12,746
Cash and cash equivalents at the beginning of the period	357,161	333,558
Cash and cash equivalents at the end of the period	$303,896	$346,304

Non cash investing activities of continuing operations:
Property, plant and equipment additions due to build-to-suit lease transaction	$—	$28,147

Non cash financing activities of continuing operations:
Acquisition of treasury stock associated with settlement and exchange of convertible note hedge and warrant agreements	$—	$36,877